EXHIBIT 99

          THE SPORTS AUTHORITY APPOINTS MARTIN E. HANAKA VICE-CHAIRMAN



     Fort Lauderdale, Florida, January 29, 1998 -- The Sports Authority, Inc. (NYSE:TSA), the world's largest full-line sporting goods retailer, today announced that Martin E. Hanaka will be joining the Company on February 2, 1998 as Vice-Chairman, reporting to Jack Smith, Chairman & Chief Executive Officer. Additionally, Mr. Hanaka has been nominated to the Board of Directors pending shareholder approval at the May 28, 1998 annual meeting.

     Mr. Hanaka, the former President & Chief Operating Officer of Staples, Inc., was a primary force in leading the office supply superstore chain to a compounded annual growth rate of 41% in sales and 51% in earnings per share during his tenure. Mr. Hanaka's extensive retail career has included serving as President & COO of Lechmere, Inc., and holding a variety of senior executive positions with Sears Roebuck & Co.

     Commenting on the appointment, Jack Smith stated, "We already have the strongest management team in our industry, and we are fortunate to be adding Marty's background and experience in a high growth environment. This appointment will continue to solidify The Sports Authority's leadership position in the sporting goods industry, and affirm our status as one of the elite specialty retailers."

     The Sports Authority operates 199 full line sporting goods superstores; 186 stores in 30 states across the United States, six in Canada, and seven in Japan under its joint venture agreement with JUSCO Co., Ltd.